EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Global Net Lease, Inc. Approved for Listing on the NYSE

New York, New York, May 6, 2015 – Global Net Lease, Inc. (formerly known as American Realty Capital Global Trust, Inc., the “Company”) announced today that its shares of common stock have been approved for listing on the New York Stock Exchange (“NYSE”), and anticipates its common stock will begin trading on the exchange under the ticker “GNL” between May 15th and May 22nd. As previously announced, the Company also intends to launch a tender offer in conjunction with the listing to purchase up to $125 million of its shares of common stock at $10.50 per share.

Completion of the listing is contingent on the Company’s continued compliance with all applicable listing standards on the date it begins trading on the NYSE. There can be no assurance that the Company’s shares of common stock will be listed on the NYSE.

Pre-Commencement Communications

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares. The tender offer referred to above will be made only pursuant to an offer to purchase, letter of transmittal and related materials the Company intends to distribute to its stockholders and file with the SEC. The full details of the tender offer, including complete instructions on how to tender shares, will be included in the offer to purchase, the letter of transmittal and related materials, which will become available to stockholders upon commencement of the tender offer.

Stockholders should read carefully the offer to purchase, the letter of transmittal and other related materials when they are available because they will contain important information. Stockholders may obtain free copies, when available, of the offer to purchase and other related materials that will be filed by the Company with the SEC at the Commission’s website at www.sec.gov. Stockholders also may obtain a copy of these documents, free of charge, from the Company when the materials become available.

About Global Net Lease, Inc.

Global Net Lease, Inc. is a publicly registered real estate investment trust (“REIT”) that elected to be taxed as a REIT for U.S. federal income tax purposes, commencing with the taxable year ended December 31, 2013. Additional information about the Company can be found on its website at www.arcglobaltrust.com. Following the listing, GNL will have a new website available at www.globalnetlease.com where additional and updated information can be found.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K filed on April 3, 2015. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Media Inquiries:	Investor Inquiries:
Anthony J. DeFazio SVP of Public Relations DDCworks tdefazio@ddcworks.com Ph: (484-342-3600)	Andrew G. Backman Managing Director Investor & Public Relations abackman@arlcap.com Ph: (917-475-2135)	Scott J. Bowman Chief Executive Officer Global Net Lease, Inc. sbowman@arlcap.com Ph: (917-475-2216)